Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Camden National Corporation

We consent to the use in this Registration Statement of Camden National Corporation on Form S-4 under the Securities Act of 1933 of our reports dated March 8, 2007 with respect to (i) the consolidated statements of condition of Camden National Corporation and Subsidiaries as of December 31, 2006, and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports are incorporated by reference in such Registration Statement. We also consent to the reference of our firm under the heading “Experts” in the Registration Statement.

We consent to the use in this Registration Statement of Camden National Corporation on Form S-4 under the Securities Act of 1933 of our report dated May 4, 2007, with respect to the interim consolidated financial information of Camden National Corporation and Subsidiaries as of March 31, 2007 and 2006, and for the three-month periods then ended, which report is incorporated by reference in such Registration Statement.

We consent to the use in this Registration Statement of Camden National Corporation on Form S-4 under the Securities Act of 1933 of our report dated August 2, 2007, with respect to the interim consolidated financial information of Camden National Corporation and Subsidiaries as of June 30, 2007 and 2006, and for the three- and six-month periods then ended, which report is incorporated by reference in such Registration Statement.

Portland, Maine

September 20, 2007